Exhibit 99.1
CONTACT:
Brainerd Communicators
Michele Clarke (Media)
clarke@braincomm.com
Corey Kinger (Investors)
kinger@braincomm.com
212.986.6667
TMNG Global Adopts Stockholder Rights Plan
Structured to Preserve Net Operating Losses
Overland Park, KS — March 27, 2008 — The Management Network Group, Inc. (Nasdaq: TMNG) (“TMNG” or the “Company”) today announced that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”). The purposes of the Rights Plan are to attempt to preserve the Company’s ability to utilize net operating loss carryforwards to offset future taxable income of the Company and to ensure, to the extent possible, that all stockholders receive fair and equal treatment in the event of a proposed takeover of the Company. The Rights Plan is similar to stockholder rights plans adopted by several other public companies with significant net operating loss carryforwards.
The Company has experienced substantial operating losses, and had federal net operating loss carryforwards of approximately $40 million as of December 29, 2007. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company may utilize these net operating loss carryforwards in certain circumstances to offset taxable income and reduce federal income tax liability, subject to certain requirements and restrictions. If the Company experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code, the Company’s ability to use the net operating losses could be substantially diminished. An “ownership change” is generally a more than 50 percentage point increase in stock ownership, during a moving 3-year testing period, by stockholders owning or deemed to own five percent or more of the outstanding shares (“5% stockholders”).
Future acquisitions of TMNG common stock by any existing 5% stockholder or a new 5% stockholder could cause an “ownership change” and thereby limit the availability of net operating loss carryforwards to TMNG. The Rights Plan is also intended to preserve for the Company’s stockholders the long-term value of the Company in the event of a proposed takeover and to provide a framework in which any appropriate takeover bids for the Company can be considered in a deliberate, proper and fully informed manner.
As part of the adoption of the Rights Plan, the Board of Directors declared a dividend of one right for each share of TMNG common stock held of record as of the close of business on April 7, 2008. The rights will initially trade together with shares of TMNG common stock.
Subject to certain exceptions, the Rights Plan will generally cause substantial dilution to any person or group that together with related persons acquires beneficial ownership of 5.0% or more of the outstanding

TMNG common stock without the approval of the Company’s Board of Directors or to any person or group that together with related persons currently beneficially owns 5.0% or more of the outstanding TMNG common stock and becomes the beneficial owner of additional shares of common stock constituting 0.5% or more of the then outstanding shares of TMNG common stock. In order to permit transfers of stock by such existing 5.0% beneficial owners, the Rights Plan expressly permits certain transferees of such beneficial owners (other than officers of the Company) to exceed the 5.0% limit as described in the Rights Plan. In addition, the Board of Directors of the Company may, in its sole discretion, by vote of a majority of directors who are not affiliated with an existing or potential 5% stockholder, conditionally or unconditionally exempt such person from provisions of the Rights Plan if the Board of Directors determines that it would consistent with the purposes of the Rights Plan to do so.
The Rights Plan will expire on March 27, 2018, unless the rights are earlier redeemed by the Company. The Rights Plan provides that it will be reviewed by the independent directors annually to determine whether maintaining the Rights Plan continues to be in the best interests of the Company and the stockholders. In view of the fact that the Company’s net operating losses carry forward for up to 20 years, the annual review will include an assessment of the remaining net operating losses to be utilized and the extent of ownership changes by 5% stockholders that could trigger limitations on such loss utilization.
Additional information regarding the Rights Plan and the rights are or will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company has filed or will be filing with the Securities and Exchange Commission (the “SEC”). These filings will be available on the SEC’s web site at www.sec.gov. In addition, the Company will make available to its stockholders upon request a “Summary of the Rights” which will describe the material terms of the Rights Plan.
About TMNG Global
TMNG Global is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG Adventis, Cartesian, RVA Consulting and TWG Consulting, and its base of over 500 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide. The Company is headquartered in Overland Park, Kansas, with offices in Boston, Chicago, London, New Jersey, New York, Shanghai and Washington, D.C.
Cautionary Statement Regarding Forward-Looking Information
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statements that do not relate to historical or current facts constitute forward-looking statements, including any statements contained herein regarding expectations with respect to the Company’s future business, financial condition and results of operations. Forward-looking statements are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, the ability of the Company to successfully integrate recent acquisitions, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company’s services, the level of cash and non-cash expenditures incurred by the Company, technological advances and competitive factors in the markets in which the Company competes, and the factors described in this press release and in TMNG’s filings with the Securities and Exchange Commission, including the factors described in “Cautionary Statement Regarding Forward-Looking Information” in TMNG’s periodic reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and subsequent periodic reports containing updated disclosures of such factors. These filings are available at the SEC’s web site at www.sec.gov . TMNG does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.